Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-199843

July 31, 2015

Quintiles Announces Pricing of Secondary Public Offering

Research Triangle Park, NC, July 31, 2015 – Quintiles Transnational Holdings Inc. (“Quintiles”) (NYSE: Q) announced today the pricing of an underwritten, secondary public offering of 7,000,000 shares of its common stock by certain of its existing shareholders, including investment funds associated with Bain Capital Investors, LLC, affiliates of TPG Global, LLC, affiliates of 3i Corporation and Temasek Life Sciences Private Limited (the “Selling Shareholders”) at a price to the public of $77.85 per share. Quintiles will not receive any proceeds from the sale of the shares by the Selling Shareholders in this offering.

Morgan Stanley is acting as the sole underwriter for this offering.

The offering is expected to close on August 5, 2015, subject to customary closing conditions.

An automatic shelf registration statement (including a prospectus) relating to the offering of common stock was filed with the Securities and Exchange Commission (SEC) on November 4, 2014 and became effective upon filing. Before you invest, you should read the registration statement, prospectus and other documents Quintiles has made available with the SEC for information about Quintiles and the offering. You may obtain these documents free of charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the prospectus and accompanying prospectus supplement may be obtained from: Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, NY 10014, United States, Attention: Prospectus Department.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements reflect, among other things, our current expectations and anticipated results of operations, all of which are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements, market trends or industry results to differ materially from those expressed or implied by such forward-looking statements. Therefore, any statements contained herein that are not statements of historical fact may be forward-looking statements and should be evaluated as such. Without limiting the foregoing, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “should,” “targets,” “will” and the negative thereof and similar words and expressions are intended to identify forward-looking statements. Actual results may differ materially from our expectations due to a number of factors, including that completion of the proposed offering may be impacted by risks and uncertainties associated with market conditions, most of our contracts may be terminated on short notice, we may be unable to maintain large customer contracts or to enter into new contracts, we may under price our contracts or overrun our cost estimates, or fail to receive approval for or experience delays in documenting change orders, the historical indications of the relationship of our backlog to revenues may not be indicative of their future relationship, we may be unable to maintain information systems or effectively update them, customer or therapeutic concentration could harm our business, we operate in complex and changing regulatory and international environments, including economic, political and other risks such as compliance with a myriad of laws and regulations, complications from conducting clinical trials in multiple countries simultaneously and changes in exchange rates, we may be unable to successfully identify, acquire and integrate businesses, services and technologies, and we have substantial indebtedness and may incur additional indebtedness in the future, which could adversely affect our financial condition. For a further discussion of the risks relating to our business, see the “Risk Factors” section in our annual report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 12, 2015, as such factors may be amended or updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Unless legally required, we undertake no obligation to update any forward-looking statement after the date of this release, whether as a result of new information, future developments or otherwise.

About Quintiles

Quintiles (NYSE: Q) helps biopharma and other healthcare companies improve their probability of success by connecting insights from our deep scientific, therapeutic and analytics expertise with superior delivery for better outcomes. From advisory through operations, Quintiles is the world’s largest provider of product development and integrated healthcare services, including commercial and observational solutions. Conducting operations in approximately 100 countries, Quintiles is a member of the FORTUNE 500 and has been named to FORTUNE’s list of the “World’s Most Admired Companies.”

Contact:

Quintiles

Phil Bridges, Media Relations (phil.bridges@quintiles.com)

919-998-1653 (office) 919-457-6347 (mobile)

Or

Todd Kasper, Investor Relations (InvestorRelations@quintiles.com)

1-919-998-2590